Plan Highlights

The following information contains highlights of the Plan.
Please read the entire Summary Plan Description for more details.

Joining the Plan

You are eligible to participate in the Plan on the January 1, April 1, July 1 or October 1 coinciding with or next following the date on which you have both attained age 21 and completed one year of service with the Company, provided you are an eligible employee as described on page 3.

Saving is easy

Your contributions to the Plan are made through the convenience of automatic payroll deductions. You may contribute from 1% to 15% of your pay on a pre-tax basis.

Contributing to the Plan on a pre-tax basis allows you to reduce the amount of current income taxes you pay each year.

Company contributions

The Company intends to match a percentage of your pre-tax contributions each month. The Company may also make a discretionary ESOP contribution on your behalf at the end of each year.

Managing your investments

The Plan offers a range of investment options so you can put your money to work in a number of ways.

Flexibility

You may change the investment of your account balance at any time. You may also change the amount you are contributing to the Plan on a quarterly basis. Of course, you may stop contributing at any time.

Vesting

Your pre-tax contributions and any rollover contributions or transfers are always 100% vested. This means you have full ownership of such contributions. As a general rule, the extent to which you are vested in any Company matching contributions and/or ESOP contributions made on your behalf depends on your years of vesting service under the Plan. However, if you were a participant in the Valley Gas Company Employee Stock Ownership Plan on December 31, 1996, you will be 100% vested in all ESOP contributions allocated to your account.

Accessing your account

The Plan allows you to borrow against your vested account balance. In addition, the Plan allows withdrawals under certain limited circumstances.

Leaving the Company

When you leave the Company, your vested account balance will be paid to you or you may elect to have your vested account transferred to an Individual Retirement Account (IRA) or to another qualified employer-sponsored retirement plan. Under certain circumstances, you may also elect to defer distribution of your vested account.



                                   Valley Resources, Inc.  1
                    401(k) Employee Stock Ownership Plan

Table of Contents

Page & Topic

2    Introduction

2    Benefits Complete

3    Joining the Plan

4    Savings Highlights

7    Managing Your Investments

8    Flexibility

9    Accessing Your Account

12   Vesting

13   Leaving the Company

14   Death Benefit

15   Disability

15   Effect on Other Benefits

16   Other Important Facts

17   Statements of Your Account

18   Your ERISA Rights and Information



Introduction

Chances are, you're hoping for a long and fulfilling retirement. But a significant part of how rewarding your retirement experience will be depends on how well you have planned for it.

It's not easy to save for the future. Planning to save and actually doing it are two different things. Often the "doing" is the most difficult. Valley Resources, Inc. sponsors the Valley Resources, Inc. 401(k) Employee Stock Ownership Plan (the "Plan") for the benefit of eligible employees of Valley Resources, Inc. and any of its subsidiaries or affiliated companies that have adopted the Plan ("the Company"). Through the Plan, you are offered an easy way to add to your long-term retirement savings.

You may contribute to the Plan on a pre-tax basis. The Company intends to match a percentage of your pre-tax contributions and also may make a discretionary ESOP contribution at the end of each year. As an added feature, your Plan account has the potential to grow faster than saving outside the Plan because your pre-tax contributions, any Company matching and ESOP contributions made on your behalf and any earnings in your account are not subject to current income taxes until they are paid to you from the Plan.

Your personal financial security is one of life's most important objectives. The Company shares your concern and offers the Plan as one way to help you formulate a program that can contribute to your financial future.

It is important to note that the investment vehicles offered by the Plan include Company stock and mutual funds, which invest in publicly traded common stock and debt securities. As a result, your investments are subject to market fluctuations.

Benefits Complete

To help with your financial planning, many features of the Plan are available to you 24 hours a day, seven days a week, over an automated telephone system called Benefits Complete. This system also allows you access to a Participant Service Representative if you call between the hours of 9:00 AM and 8:00 PM Eastern Time
(ET) any business day (a day on which the New York Stock Exchange [NYSE] is open). Benefits Complete enables you to obtain information about your Plan account, make changes to your contribution percentage and investment elections, as well as apply for a loan.

You will receive separate instructions for using Benefits Complete. However, you should contact your Human Resource Department if you have any questions about using this service.












                  2   Valley Resources, Inc.
                      401(k) Employee Stock Ownership Plan

Joining the Plan

Eligibility

All employees of the Company, other than leased employees, are eligible to participate in the Plan provided the following requirements are met.

If you are an eligible employee, you may begin participating in the Plan on the January 1, April 1, July 1 or October 1 coinciding with or next following the date on which you have both attained age 21 and completed one year of service.

For this purpose, you will be credited with a year of service if you complete a 12-month period of employment with the Company during which you are credited with at least 1,000 "hours of service." The first 12-month period will begin on your date of hire. If you complete less than 1,000 hours in that 12-month period, you will be credited with a year of service as of the last day of any Plan Year following your date of hire during which you complete at least 1,000 "hours of service."

An "hour of service" includes all hours actually worked, plus most paid non-working hours such as vacation, sick days, and the like. However, no more than 501 hours of service will be credited to you for any single continuous period during which you are not actually working.

You should contact your Human Resource Department if you have any questions concerning your eligibility to participate in the Plan or the calculation of your hours of service.

How to Begin Making Contributions

You may begin making contributions by completing an Enrollment Form and a Beneficiary Designation Form available from your Human Resource Department.






















                                   Valley Resources, Inc.  3
                     401(k) Employee Stock Ownership Plan

Savings Highlights

Your Pre-Tax Contributions

You may contribute from 1% to 15% of your pay (before federal or state income taxes) in whole percentages. For Plan purposes, pay means W-2 earnings and any amounts deferred under a salary reduction agreement through this Plan. Pay, however, does not include any program of deferred compensation or additional benefits payable other than in cash and any compensation received before becoming a participant in the Plan. In addition, under the federal tax laws, pay in excess of $160,000 (as adjusted by the cost-of-living index) may not be taken into account for Plan purposes. This limit will be periodically adjusted by the Internal Revenue Service (IRS).

The federal tax laws also limit the amount you can contribute from your total pay on a pre-tax basis each year. For 1997, the limit is $9,500. This amount is reviewed annually by the IRS and is subject to change. Also, contributions by certain higher-paid employees are subject to other limits under federal law. These limits could require you to reduce your contribution percentage or the total you have contributed for the year. You will be informed if you are affected by these limits.

Rollover Contributions

In certain circumstances, you may elect to have benefits earned under a qualified plan of a prior employer transferred or rolled over to your account under this Plan prior to satisfying the eligibility requirements to participate in the Plan. You should contact your Human Resource Department if you are interested in making a transfer or rollover.























                 4    Valley Resources, Inc.
                      401(k) Employee Stock Ownership Plan

Savings Potential

Traditionally, many people save on an after-tax basis. This means that any money they are saving has already been taxed. Under the Plan, however, you save on a pre-tax basis, which reduces your current income taxes. The following example illustrates the difference in spendable income that may be obtained by making pre-tax contributions.

                                TRADITIONAL           VALLEY RESOURCES, INC.
                                   SAVINGS             401(K) EMPLOYEE STOCK
                                   METHOD                  OWNERSHIP PLAN
                                   ------                  --------------
   Example *                     After-Tax                  Pre-Tax
   Annual pay                        $30,000                    $30,000
   Pre-tax savings                        -0                     -2,400
   Adjusted gross pay                =30,000                    =27,600
   Federal & State taxes              -6,000                     -5,520
   Net pay                           =24,000                    =22,080
   After-tax savings                  -2,400                         -0
   Spendable income                  =21,600                    =22,080
   Difference in spendable income                                  $480

   * This example assumes that you earn $30,000 a year, save 8% of your pay and are in a 20% total tax bracket. Taxes will be assessed when you receive a distribution from the Plan.

Company Matching Contributions

Remember, when you make pre-tax contributions to the Plan, the Company contributes as well. The Company believes this Plan provides an opportunity for you to manage an investment portfolio that could contribute to your retirement income. Therefore, the Company intends to match 50% of the first 4% of your pay you contribute to the Plan each month. Matching contributions on behalf of certain higher-paid employees are subject to limitations under federal law. These limitations could reduce the matching contribution you receive under the Plan. You will be informed if you are affected by these limits.

What does this Company match mean to you? Go back to the $30,000 a year example. Your pre-tax contribution of $2,400 equals 8% of your annual pay. Assuming the Company's matching contribution amounts to 50% of the first 4% of your pay, the Company would contribute $600 to your account for the year.

However, if you fail to make any pre-tax contributions for a Plan Year, you will not receive any matching contributions for that year.






                                    Valley Resources, Inc.  5
                      401(k) Employee Stock Ownership Plan

Company Discretionary ESOP Contributions

At the end of the Plan Year, the Company may also make a discretionary ESOP contribution to the Plan. If you meet the eligibility requirements described below, your share of any such contribution will be determined by the ratio that your pay for the Plan Year bears to the pay of all eligible participants.

Once again, under the federal tax laws, pay in excess of $160,000 (as adjusted by the cost-of-living index) may not be taken into account when allocating such contributions. For ESOP allocations, the Plan does not take into account pay in excess of $100,000. In addition, if you became a participant in the Plan in the middle of a Plan Year, your share of any Company ESOP contributions for that year will be based only on the pay you receive after you become a Plan participant.

You will normally be eligible to share in any discretionary ESOP contributions made for a Plan Year only if you complete at least 1,000 hours of service during the Plan Year. This requirement will be waived if you terminate employment during the Plan Year because of your retirement on or after age 62, or as a result of your "permanent and total disability" (as defined on page 15), or death.

You do not have to make pre-tax contributions to share in any Company ESOP contributions made for any Plan Year.

While it is the Company's intention to make a discretionary ESOP contribution each Plan Year, the Company's Board of Directors reserves the right to reduce or eliminate ESOP contributions for any Plan Year.

























                   6    Valley Resources, Inc.
                        401(k) Employee Stock Ownership Plan

Managing Your Investments

You work hard for your money. One of the advantages of the Plan is that it lets your money work hard for you. The Plan permits you to invest your pre-tax contributions and/or rollover contributions in either individual investment options (including the Valley Resources Employee Stock Fund) or in one of the Portfolio Asset Allocations available under the Plan. You may invest such contributions in any of the individual investment options (in increments of 1%) that you choose or you may invest in any one of the Portfolios offered under the Plan. You may not invest in both individual options and a Portfolio.

Different investment options may be offered from time to time and you will be informed in advance of any changes.

Additional information concerning the available investment options is provided separately. Prospectuses for any mutual fund options are available by calling Benefits Complete.

Note: The Plan is intended to constitute a Plan described in Section 404(c) of the Employee Retirement Income Security Act of 1974 (ERISA). Section 404(c) is a provision of ERISA providing special rules for participant-directed plans, like ours, which permit participants to exercise control over the assets in their accounts. If a Plan complies with 404(c), the Plan's fiduciaries will not be liable for poor investment performance or losses resulting directly from participant-directed investment decisions. This means you are responsible for your investment decisions under the Plan.

Note also: Any Company matching contributions and/or ESOP contributions made on your behalf will automatically be invested in the Valley Resources Employer Stock Fund ("Employer Stock Fund"). However, when you attain age 55 and complete 10 years of Plan participation, a portion of your account balance invested in the Employer Stock Fund will become subject to special diversification rules that will enable you to invest a portion of your matching and/or ESOP account balance in other investment options or permit you to take a distribution. The Plan Administrator will inform you of your investment options at that time. For purposes of determining years of Plan participation for eligibility for the special diversification rules, years of participation in the Valley Gas Company Employee Stock Ownership Plan, Valley Gas Company Employee Savings Plan and Valley Gas Company Union Employees Savings Plan will be counted.
















                                    Valley Resources, Inc. 7
                      401(k) Employee Stock Ownership Plan

Stock Funds

Both the Valley Resources Employee Stock Fund ("Employee Stock Fund") and the Valley Resources Employer Stock Fund ("Employer Stock Fund") are designed to invest primarily in shares of Company stock with a portion of each fund invested in cash and cash equivalents for liquidity purposes. However, the Employee Stock Fund and Employer Stock Fund differ with respect to funding and the purchasing of shares of Company stock. The Employee Stock Fund consists of shares of Company stock purchased at fair market value with your pre-tax and/or rollover contributions. The Employer Stock Fund consists of shares of Company stock that have been released from a suspense account created by the Company to hold shares of Company stock purchased with Company contributions through a debt instrument. As the debt is paid off, shares of Company stock are released from the suspense account and allocated to the Employer Stock Fund.

Flexibility

Changing Contributions and Investments

Nearly everyone's personal financial situation is likely to change over the years. Because of this, the Plan offers you the flexibility to change the amount of your contributions or to stop your contributions entirely. In addition, the Plan permits you to change your investment elections.

Contributions

You may elect to change how much of your pay you contribute on a pre-tax basis, from 1% to 15%, by calling Benefits Complete. Your contribution change will be effective as of the first day of the next calendar quarter (January 1, April 1, July 1 or October 1), or as soon as administratively possible thereafter. Of course, you may elect to stop contributing at any time. If you elect to stop contributing, your contributions will cease as soon as administratively possible following your election. If you do choose to stop contributing, you may begin making contributions again at the beginning of any following calendar quarter, or as soon as administratively possible thereafter, by calling Benefits Complete.

In order for your contribution percentage change to be effective as soon as administratively possible after the first day of the calendar quarter, you must make the change before 4:00 PM ET as of the last business day of the preceding calendar quarter.














                 8    Valley Resources, Inc.
                      401(k) Employee Stock Ownership Plan

Investments

You may change your investment election with respect to future pre-tax and/or rollover contributions made to your account and/or your existing account balance attributable to your pre-tax and/or rollover contributions daily by calling Benefits Complete. A change made in your investment election before 4:00 PM ET any business day (a day on which the NYSE is open) will be effective as of the close of that day. Requests received after 4:00 PM ET, or after the NYSE closes in the event it closes prior to 4:00 PM ET, or on weekends or holidays, will receive the next business day's closing prices.

A written confirmation of your contribution percentage and/or your investment election will be mailed to you within two business days of your transaction. If you change your investment election with respect to both future pre-tax and/or rollover contributions and your existing account balance attributable to your pre-tax and/or rollover contributions among the individual investment options, you will receive separate confirmations. However, if you change your investment election in a Portfolio Asset Allocation, you will receive only one confirmation, since a Portfolio Asset Allocation election automatically controls both your existing account balance attributable to your pre-tax and/or rollover contributions and future pre-tax and/or rollover contributions. You should expect to receive the confirmation(s) within five to seven business days, depending on the U.S. Postal Service. If you fail to receive your confirmation(s) within seven business days, please call Benefits Complete and speak with a Participant Service Representative.

Accessing Your Account

One of the most commonly asked questions about the Plan is, "Can I get my money out of the Plan?" Since the primary purpose of the Plan is to encourage long-term savings for use at retirement, distribution of your vested account normally cannot be made before your retirement or other termination of employment. However, while you remain employed by the Company, you may borrow from your vested account and withdraw money, if necessary, under certain circumstances.

Loans

The Plan allows you to borrow against the value of your vested account balance only if you experience a financial hardship as defined on page 11. It's a way for you to borrow your own money. The interest you pay on your loan goes back into your own Plan account. You can model your repayment schedule and apply for a loan by calling Benefits Complete. Loan documentation and processing instructions will be mailed to you. A one-time loan setup fee of $50 will be deducted from your account when you take out a Plan loan.











                                    Valley Resources, Inc. 9
                      401(k) Employee Stock Ownership Plan

You may only have three loans outstanding at any time. The interest rate is fixed and will be equal to the "local prevailing commercial interest rate," as determined in accordance with a written procedure adopted by the Company.

The minimum amount you can borrow is $1,000. The maximum loan amount available to you will be determined by your vested account balance. You may borrow up to the lesser of (i) 50% of your vested account balance attributable to your pre-tax and/or rollover contributions or (ii) $50,000. This $50,000 maximum is reduced, however, by the amount of your highest outstanding loan balance for the previous 12-month period.

Loans must be repaid through payroll deductions over a period of not more than five years. However, if you're using the loan to purchase your primary residence, the loan can be repaid over a period not to exceed twenty years. Loans may be prepaid in full or in part at any time without penalty. Failure to repay a loan in accordance with its terms will constitute default. If you default on your Plan loan, federal law will consider you in taxable receipt of your unpaid loan balance. You will then have to pay income taxes on the amount of your unpaid loan and, if you are under age 59 1/2, an additional 10% penalty tax. Interest will generally continue to accrue until the loan is repaid or you separate from service. You should contact your Human Resource Department for additional information regarding the treatment of loans in default.

If you stop working for the Company before your loan is repaid, your outstanding loan balance will immediately become due and payable, subject to a 90-day grace period. However, any outstanding loan balance will automatically be deducted from your vested account balance before it is distributed to you. That outstanding loan balance will be treated as taxable income to you and if you are under age 59 1/2, an additional 10% penalty tax may apply.



























                   10 Valley Resources, Inc.
                      401(k) Employee Stock Ownership Plan

Hardship Withdrawals

Under the Plan, you are permitted to make a withdrawal from your vested account, prior to age 59 1/2, only if you experience one of the following four financial hardships:

 X   purchase of your principal residence;
---

 X   payment of unreimbursed medical expenses incurred by you, your spouse or
--- dependents, or to permit you, your spouse or your dependents to obtain medical care;

 X   payment of tuition and "related expenses" (as defined under federal law)
--- for the next 12 months of post-secondary education (specifically, college, graduate school and/or equivalent courses) for you, your spouse, your children or dependents;

 X   payment to prevent eviction from your principal residence or foreclosure on
---  the mortgage of your principal residence.

You may only withdraw the amount of your pre-tax contributions (not including any investment earnings received after December 31, 1988 on those pre-tax contributions) and any transfers or rollover contributions you may have made to the Plan (including any investment earnings) needed to meet your hardship. However, if you choose, your withdrawal may also include the amount needed to pay taxes on the withdrawal. The minimum amount you can withdraw is $500.

In reviewing your request for a hardship withdrawal, consideration will be given to the nature of your financial need, the documentation you provide and whether or not you have exhausted all other financial resources available to you, including a Plan loan. In other words, you will have to prove a financial hardship and that you (and your spouse and dependents) have no other monies immediately available to meet that hardship. Thus, as a general rule, you must take any loans available from the Plan prior to requesting a hardship withdrawal.

If you take a hardship withdrawal, you will be required to suspend making pre-tax contributions to the Plan for a period of 12 months from the date of the withdrawal. In addition, when you resume making pre-tax contributions, the amount you will be entitled to contribute during the calendar year following your withdrawal will be limited in accordance with IRS regulations. As a result, a request for a hardship withdrawal should be considered only as a last resort.

Except in certain cases, the money you withdraw from the Plan for financial hardship will be subject to ordinary income taxes (subject to mandatory 20% federal income tax withholding) and, if you are under age 59 1/2, an additional 10% penalty tax. You should consult your Human Resource Department and your tax advisor for more information.

If you make a withdrawal from your account, during the suspension period you will also be suspended from participating in the employee stock purchase plan under federal regulations.







                                   Valley Resources, Inc.  11
                     401(k) Employee Stock Ownership Plan

Age 59 1/2 Withdrawals

If you have attained age 59 1/2, you may elect to withdraw all or any portion of your vested account balance, subject to rules and procedures as may be established by the Plan Administrator. The minimum amount you can withdraw is $500, or the total value of your vested account balance (if less than $500) and only one age 59 1/2 withdrawal is permitted in a calendar year.

The money you withdraw may be subject to mandatory 20% federal income tax withholding. It will not, however, be subject to the 10% penalty tax. You should contact your Human Resource Department for more information about this feature.

Rollover Withdrawals

You may withdraw all or any portion of any rollover contributions you may have made to the Plan (including any investment earnings thereon), subject to rules and procedures as may be established by the Plan Administrator. The minimum amount you can withdraw is $500, or the total value of your rollover contributions (if less than $500) and only one withdrawal of rollover contributions is permitted in a calendar year.

Once again, the money you withdraw may also be subject to mandatory 20% federal tax withholding, and, if you are under age 59 1/2, an additional 10% penalty tax. You should consult your Human Resource Department and your tax advisor for more information.

Vesting

Vesting means ownership. You are always 100% vested (in other words, you have complete ownership) in the value of your own pre-tax contributions (adjusted for investment gains and losses) and any rollover contributions or transfers you may have made (adjusted for investment gains and losses). As a general rule, the extent to which you are vested in any Company matching contributions and/or ESOP contributions allocated to your account depends on your years of vesting service based on the following schedule:

                                        PERCENT
     YEARS OF VESTING SERVICE            VESTED
     ------------------------            ------
     Less than 1 year                       0%
     1 year but less than 2 years          10%
     2 years but less than 3 years         20%
     3 years but less than 4 years         30%
     4 years but less than 5 years         40%
     5 years but less than 6 years         60%
     6 years but less than 7 years         80%
     7 years or more                      100%







                    12  Valley Resources, Inc.
                        401(k) Employee Stock Ownership Plan

However, if you were a Participant in the Valley Gas Company Employee Stock Ownership Plan on December 31, 1996, you will be 100% vested in all ESOP contributions allocated to your account.

You will be credited with a year of vesting service for each Plan Year during which you complete at least 1,000 hours of service excluding any years of vesting service completed prior to your attainment of age 18. You should contact your Human Resource Department if you have any questions concerning the calculation of your years of vesting service.

Finally, you should be aware that if you terminate employment with the Company on or after your retirement date (age 62), or as a result of your "permanent and total disability" or your death, you will be 100% vested in the value of any Company matching and/or ESOP contributions allocated to your account regardless of your years of vesting service under the Plan.

Leaving the Company

Forfeiture of Nonvested Amounts

If you leave the Company before you are 100% vested in your Plan account, the nonvested portion of your account will be forfeited and used to pay Plan administrative expenses or to reduce future Company contributions to the Plan for the remaining eligible participants. However, if you return to work for the Company before incurring five consecutive breaks in service, the nonvested balance of your account will be restored.

Distributions and Taxation

Following your retirement or other termination of employment, distribution of your vested account will be made or commence as soon as administratively possible following receipt of a completed Distribution Election Form by the Plan Administrator or its designee.

NOTE: If you continue in employment after your normal retirement date, although you will continue to be eligible to participate in the Plan, you should be aware that, under federal law, you may be required to begin receiving minimum distributions from your vested account beginning by the April 1 following the year you reach age 70 1/2, regardless of whether you have terminated employment at that time. You will be advised if you are subject to this requirement.

If your vested account balance does not exceed $3,500, your vested account will be distributed to you in the form of a lump sum. However, if your vested account balance exceeds $3,500, you may elect to










                                  Valley Resources, Inc. 13
                    401(k) Employee Stock Ownership Plan
receive your distribution in quarterly or annual installments over a period limited by federal law. In addition, you may elect to receive the portion of your account invested in the Employee and/or Employer Stock Fund, in a lump sum payment, in the form of Company stock; provided, however, that any fractional shares, together with the cash and cash equivalent portion of the Employee and/or Employer Stock Fund will be paid in cash.

Whenever you receive your distribution from the Plan, it will normally be subject to income taxes. To provide for the resulting taxes, your distribution may be subject to mandatory 20% federal income tax withholding and may also be subject to any applicable state income tax withholding. However, you may be able to defer income taxes on your distribution by electing to transfer your distribution directly to an Individual Retirement Account (IRA) or to another qualified employer-sponsored retirement plan.

If you are younger than age 59 1/2 when you receive your distribution, any amount you receive may be subject to a 10% federal excise tax (penalty tax) in addition to any applicable federal and state income taxes. However, the 10% federal excise tax (penalty tax) will not apply to distributions made to your beneficiary in the event of your death or if you transfer your distribution directly to an IRA or to another qualified employer-sponsored retirement plan. You should contact a tax advisor to determine which option is best for you.

You will be provided with more information concerning your distribution options when you apply for benefits under the Plan.

Death Benefit

If you die while employed by the Company, your beneficiary will be entitled to receive the full value of your account. If you die after terminating employment, but before receiving the full value of your vested account, only the vested balance of your account will be paid to your beneficiary.

You may choose anyone to be your beneficiary under the Plan. You make your designation by filing a Beneficiary Designation Form with your Human Resource Department. However, under federal law, if you are married and wish to name someone other than your spouse as your beneficiary, you may do so only with your spouse's written and notarized consent. If you fail to designate a beneficiary, or if your designated beneficiary dies before you do, the Plan provides that your beneficiary will automatically be your surviving spouse, or if none, your surviving children in equal shares, or if none, your estate.















                   14  Valley Resources, Inc.
                       401(k) Employee Stock Ownership Plan

Distribution of any death benefit under the Plan will normally be made in the form of a lump-sum payment as soon as administratively possible following your death, provided a completed Death Benefit Distribution Form is returned to the Plan Administrator or its designee. However, if your vested account balance exceeds $3,500, your beneficiary may elect to receive your vested account in quarterly or annual installments over a period limited by federal law. In addition, your beneficiary may elect to receive the portion of your account invested in the Employee and/or Employer Stock Fund, in a lump sum payment, in the form of Company stock; provided, however, that any fractional shares, together with the cash and cash equivalent portion of the Employee and/or Employer Stock Fund will be paid in cash.

Disability

As mentioned, if you terminate employment with the Company as a result of your "permanent and total disability," you will also be entitled to receive the full value of your Plan account, regardless of your years of vesting service under the Plan. For this purpose, you will be considered "permanently and totally disabled" if you satisfy the eligibility requirements for disability benefits under a Company sponsored long-term disability program (whether or not you are covered by such disability program).

Distribution of your account balance will be made or begin as soon as administratively possible following the date you terminate employment due to disability provided a completed Distribution Election Form is received by the Plan Administrator or its designee. However, if your account balance at that time exceeds $3,500, you may elect to defer distribution until your normal retirement date (age 62).

Distributions to persons under the age of 59 1/2 because of disability may qualify for exclusion from the 10% penalty tax described above.

Effect on Other Benefits

Your contributions to the Plan will not affect other salary-related benefits, such as life insurance and disability benefits. Also, making contributions will not change the amount of your Social Security benefits or the Social Security taxes that are withheld from your pay.

















                                  Valley Resources, Inc. 15
                    401(k) Employee Stock Ownership Plan

Other Important Facts
Valley Resources, Inc. is the Plan Sponsor (the "Sponsor")

The Sponsor's address, telephone number and federal employer identification number (EIN) are:

     Valley Resources, Inc.
     1595 Mendon Road
     Cumberland, RI 02864-4819

     Phone: 401-334-1188
     EIN: 05-0384723

 X   The Plan also currently covers employees of the following subsidiaries and
---  affiliated companies of the Sponsor:

     Valley Gas Company
     1595 Mendon Road
     Cumberland, RI 02864-4819

     Phone: 401-334-1188
     EIN: 05-0299611

     Valley Appliance and Merchandising Company
     1595 Mendon Road
     Cumberland, RI 02864-4819

     Phone: 401-334-1188
     EIN: 05-0376410

     Valley Propane, Inc.
     1595 Mendon Road
     Cumberland, RI 02864-4819

     Phone: 401-334-1188
     EIN: 05-0376411

     Alternate Energy Corporation
     1595 Mendon Road
     Cumberland, RI 02864-4819

     Phone: 401-334-1188
     EIN: 05-0464909

     Bristol & Warren Gas Company
     100 Broad Common Road
     P.O. Box 480
     Bristol, RI 02809

     Phone: 401-253-6700
     EIN: 05-0296174

     Morris Merchants, Inc.
     d/b/a The Walter F. Morris Company
     425 Turnpike Street
     Canton, MA  02021

     Phone: 617-828-5300
     EIN: 04-1806590
                            16  Valley Resources, Inc.
                                401(k) Employee Stock Ownership Plan

  X  The Sponsor also serves as the Plan Administrator.
 ---

  X The Plan Year is the 12-month period beginning January 1 and ending --- December 31.

  X The Sponsor has been designated as agent for service of legal process. --- Legal process may also be served on the Trustee.

  X  The Plan number assigned by the Company is 004.
 ---

  X  The current Trustee of the Plan is:
 ---

     NYL Trust Company
     51 Madison Avenue
     Room 117A
     New York, NY 10010

Statements of Your Account

Reports on Your Plan Account

To help you keep up-to-date on the status of your account, you will receive a statement at the end of each Plan Year showing:

  X  the amount you contributed to the Plan;
 ---

  X  the amount the Company contributed to the Plan on your behalf;
 ---

  X  the investment options you have selected;
 ---

  X  the earnings and/or losses on your investments;
 ---

  X the current value of your account (including any transfers or rollover --- contributions); and

  X  withdrawals or loans, if any.
 ---

You may also request a statement at any time by calling Benefits Complete.















                                  Valley Resources, Inc.  17
                    401(k) Employee Stock Ownership Plan

ERISA highlights                   Your ERISA Rights and Information

ERISA provides that                What are my rights under the Employee
all Plan participants              Retirement Income Security Act of 1974?
are entitled to:

1. Examine, without charge,        As a participant in the Plan, you are
   at your Human Resource De-      entitled to certain rights and protections
   partment, all Plan documents    under the Employee Retirement Income Security
   and related papers and copies   Act of 1974 ("ERISA").
   of all documents filed by the
   Plan with the U.S. Department   In addition to creating rights for Plan
   of Labor, such as detailed an- participants, ERISA imposes duties upon the nual reports and Plan descrip- people who are responsible for the operation
   tions;                          of the Plan. The people who operate the
                                   Plan, called "fiduciaries," have a duty to do
                                   so prudently and in the interest of you and
                                   other Plan participants and beneficiaries.
                                   No one, including the Company or any other
2. Obtain copies of all Plan       person, may fire you or otherwise
   documents and other Plan        discriminate against you in any way to
   information upon written        prevent you from obtaining a benefit under
   request to the Plan             the Plan or exercising your rights under
   Administrator.  The Plan        ERISA.
   Administrator may impose a
   reasonable charge for
   the copies;                     If your claim for a benefit is denied in
                                   whole or in part, you must receive a written
                                   explanation of the reason for the denial.
                                   You have the right to have the Plan
                                   Administrator review and reconsider your
                                   claim. Under ERISA, there are steps you can
                                   take to enforce the above rights. For
3. Receive a summary of the        instance, if you request materials from the
   Plan's annual financial         Plan Administrator and do not receive them
   report.  The Plan               within 30 days, you may file  suit in a
   Administrator is required by    federal  court.  In such a case, the court
   law to furnish each             may require the Plan Administrator to provide
   participant with a copy of      the materials and pay you up to $100 a day
   this summary annual report;     until you receive the materials, unless the
                                   materials were not sent because of reasons beyond the Plan Administrator's control.

4. Obtain a statement telling      If you have a claim for benefits that is
   you (a) the amounts credited    denied or ignored, in whole or in part,
   to your account under the       you may file suit in a state or federal
   Plan and (b) what your          court. If it should happen that Plan
   benefits would be under the     fiduciaries misuse the Plan's money, or if
   Plan if you stop working as     you are discriminated against for asserting
   of that statement date.  This   your rights, you may seek assistance from the
   statement is not required to    U.S. Department of Labor, or you may file
   be given more than once a       suit in a federal court.  The court will
   year.  The Plan Administrator   decide who should pay court costs and  legal
   must provide the statement      fees. If you are successful, the court may
   free of charge.                 order the person you have sued to pay
                                   you lose, the court may order you to pay these costs and fees. If these costs and fees (if it finds your claim is frivolous, for example).

                                   If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor Management Services Administration, Department of Labor.

                   18  Valley Resources, Inc.
                       401(k) Employee Stock Ownership Plan

How do I make a claim for benefits?

We hope there will never be a disagreement as to the amount owed to you under the Plan. However, if there is a disagreement, you must follow the Plan's claims procedure or you may forfeit certain legal rights to contest the decision. You must file any request for benefits in writing. Before filing your request, you or your legal representative may wish to examine any Plan records regarding your claim. This examination may occur only during the Company's regular working hours.

If your request is denied, the Plan Administrator will provide you with a written response detailing the reasons for its decision. After receiving this decision, you have 90 days within which you or your legal representative may file such additional exhibits or written arguments with the Plan Administrator as you deem appropriate. Based upon these materials, the Plan Administrator will issue a final written decision and, if you still do not agree, you may take such additional legal action as you and your legal representative consider proper. Ordinarily, you have 90 days within which to take such action. However, the best way to avoid this type of problem is to make sure you understand the Plan and the way it works at this time.

How will my participation in the Plan affect my IRA?

According to current federal law, you can continue to hold IRAs (Individual Retirement Accounts) while you are participating in the Plan, and you can make after-tax contributions to them up to federal limits. But your ability to make tax-deductible contributions to an IRA for any year in which you participate in the Plan is restricted according to your income level. If you file income taxes jointly with your spouse, the restrictions also apply to your spouse. See the instructions to Form 1040 or contact your tax advisor for more information.

What happens if the Plan is amended or terminated?

The Company reserves the right to amend the Plan or to terminate it. However, no amendment can reduce the amount in your account. If the Plan terminates, your account will become 100% vested, that is, nonforfeitable. The Plan is for the exclusive benefit of its participants and, therefore, money cannot go back to the Company because of the Plan's termination.

Upon termination of the Plan, the Company will elect either to maintain the trust created by the Plan in order to make benefit payments as if the Plan had not terminated or to liquidate assets and distribute the value of your account to you (subject to IRS requirements).












                                    Valley Resources, Inc. 19
                      401(k) Employee Stock Ownership Plan

Is there any way I can lose Plan benefits?

Yes, there are a few ways in which you could lose expected benefits:

     If investments go down in value

     The value of your account depends on the performance of your investments under the Plan. Your account balance is subject to both gain and loss due to investment results. If you receive a distribution at a time when the value of your investments has declined, you may not receive a distribution as large as you had hoped. Also, certain administrative expenses of the Plan may be paid from the Plan's trust fund.

     If a "Qualified Domestic Relations Order" is received

     In general, your account cannot be attached or paid to creditors or to anyone other than yourself. However, under federal law, the Plan Administrator is required to obey a Qualified Domestic Relations Order. This is a decree or order issued by a court that satisfies certain requirements under the Internal Revenue Code. A Qualified Domestic Relations Order may require that a portion of your account be paid to your spouse, former spouse, child or other dependent. The Plan Administrator, in accordance with procedures set forth in the law, will determine the validity of any order received and will inform you upon the receipt of any such order affecting you.

Should I be aware of any other aspects of the Plan?

In an effort to keep retirement plans from favoring "key employees," Congress has put a complicated set of rules in the Internal Revenue Code which apply to any "top-heavy" retirement plan. Stated simply, the Plan will be "top-heavy" if the value of accounts belonging to key employees (generally officers, shareholders, and other higher-paid employees) exceeds 60% of the value of the accounts for all participants.

Each year, the Plan will be tested to determine if it is top-heavy. Although, it is unlikely that the Plan will become top-heavy, if it does, "special rules" will become effective which could increase the amount of Company contributions made on your behalf and your vested interest in such contributions.

You should also be aware that the Pension Benefit Guaranty Corporation, a federal agency that insures defined benefit plans, does not insure this type of plan. The government has exempted plans like ours from such insurance because all contributions go directly to your account and you will be 100% vested in your account if the Plan is ever terminated.











                   20  Valley Resources, Inc.
                       401(k) Employee Stock Ownership Plan